Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 2020 FIRST QUARTER SALES

New York, New York, April 22, 2020: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported that for the three months ended March 31, 2020, net sales declined 18.7% to $144.8 million from $178.2 million in the first quarter of 2019. At comparable foreign currency exchange rates, consolidated first quarter net sales declined 17.8%. The average dollar/euro exchange rate for the current and prior year’s first quarter was 1.10 and 1.14, respectively. Inter Parfums plans to issue results for the 2020 first quarter on or about May 11, 2020.

Net Sales:

	Three months ended March 31,
(in millions)	2020	2019	% Change

European based product sales	$114.1	$143.7	(20.6)%
United States based product sales	30.7	34.5	(10.9)%
	$144.8	$178.2	(18.7)%

Jean Madar, Chairman & CEO of Inter Parfums noted, “The exceptional sales growth by two of our largest brands, Coach and GUESS, helped offset the decline in most other brand sales. The launch of Coach Dreams early in the year helped boost brand sales by 35.9% and for GUESS, sales of existing scents and brand extensions launched in 2019 accounted for most of the 28.9% increase. Comparable quarter sales declined for our other major brands following the closure of virtually all points of sale throughout the world due to the global Covid-19 pandemic. In addition, for certain major brands like Montblanc and Jimmy Choo, the 9.9% and 25.8% respective increases in brand sales for the 2019 first quarter established a high benchmark in 2020.”

Discussing operations Mr. Madar continued, “We have taken steps to minimize expenses and protect cash flow. Our operating cost structure, of which variable costs accounts for over two-thirds, should enable us to minimize the impact of reduced sales on our bottom line. In that regard, we have postponed the launch of several programs originally scheduled for this year until 2021 and moved related advertising and promotion expenses to 2021 as well. That includes our planned launches for the Kate Spade New York, Jimmy Choo, Anna Sui and GUESS brands.”

He continued, “Our solid financial situation and highly adaptable business model should allow us to endure this crisis until we can once again grow our business. Having entered 2020 with $253 million in cash, cash equivalents and short-term investments, and only $10.7 million of long-term debt, we have significant resources to meet our present and future obligations. We are now keenly focused on safeguarding our relationships with our partners, in particular our suppliers and customers. We are prepared for a rapid rebound as soon as this is possible, probably in stages until we are back in business with the 120 countries where our products are sold. More recently, we have seen a few encouraging signs of recovery in certain countries in Asia; however, much of our efforts are directed and mobilized on 2021.”

Mr. Madar also noted, “We entered the second quarter with over $200 million of net cash and $47 million in untapped credit facilities, but due to lack of visibility at this time, our Board of Directors has authorized a temporary suspension of our quarterly cash dividend. Philippe Benacin and I, the co-founders of Inter Parfums, Inc. and owners of approximately 45% of the outstanding shares, fully support the Board’s decision to preserve cash to assure our readiness when retail markets reopen. We will revisit this issue with an eye towards reinstitution of the dividend when the business environment is more favorable.”

GUIDANCE

Russell Greenberg, Executive Vice President and Chief Financial Officer again noted, “Due to the many uncertainties associated with global COVID-19 pandemic, we are not prepared to issue 2020 full year guidance at this time. As we gain greater visibility, we will revisit this subject.”

Founded in 1982, Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Dunhill, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade New York, MCM, Montblanc, Oscar de la Renta, Paul Smith, Repetto, S.T. Dupont and Van Cleef & Arpels. Inter Parfums is also the owner of Lanvin fragrances and the Rochas brand. Through its global distribution network, the Company’s products are sold in over 120 countries.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would,” or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and “Risk Factors” in Inter Parfums’ annual report on Form 10-K for the fiscal year ended December 31, 2019 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com